Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-135921 on Form N-14 of our reports dated May 22, 2006, relating to the financial statements and financial highlights of Excelsior Core Bond Fund of Excelsior Funds, Inc. and Excelsior Income Fund and Excelsior Total Return Bond Fund of Excelsior Funds Trust appearing in the Annual Reports on Form N-CSR of Excelsior Funds, Inc. and Excelsior Funds Trust for the year ended March 31, 2006 and to the reference to us under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is part of such registration statement.

Deloitte & Touche LLP

New York, New York

August 21, 2006